SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  / /
Filed by a party other than the Registrant /x/

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for the use of the Commission only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/x/ Soliciting Material under ss.240.14a-12

                             INTER-TEL, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                STEVEN G. MIHAYLO
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/     No fee required.
/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)     Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2)     Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)     Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5)     Total fee paid:

--------------------------------------------------------------------------------

/ /     Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount previously paid:

--------------------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

(3)      Filing party:

--------------------------------------------------------------------------------

(4)      Date filed:

--------------------------------------------------------------------------------

         On April 10, 2006, Steven G. Mihaylo ("Mr. Mihaylo") filed with the Securities and Exchange Commission (the "SEC") an amendment (the "Schedule 13D Amendment") to the Schedule 13D, dated March 3, 2006, and filed by Mr. Mihaylo with the SEC on March 6, 2006, with respect to the common stock, no par value per share, of Inter-Tel, Incorporated, an Arizona corporation ("Inter-Tel"). The
Schedule 13D Amendment contained the following disclosure under Item 4 thereof which could be viewed as soliciting material under Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

            "On April 3, 2006, Mr. Mihaylo sent a letter (the "April 3 Letter") to the Board of Directors of Inter-Tel (the "Inter-Tel Board") proposing a meeting with the Inter-Tel Board to discuss a possible all-cash acquisition of Inter-Tel. Mr. Mihaylo stated in his letter that in connection with his review of alternatives, as described above in this Item 4, he has been discussing a possible arrangement between himself and Vector Capital (together with its affiliates, "Vector"), a technology-focused private equity fund with substantial experience investing in and acquiring technology companies, and that he and Vector have been meeting to discuss the possibility of together pursuing an acquisition of Inter-Tel and the manner in which that might best be effected. A copy of the April 3 Letter is filed as Exhibit 1 hereto and is incorporated herein by this reference.

            On April 7, 2006, in accordance with the advance notice bylaw provisions that Inter-Tel adopted on March 29, 2006, Mr. Mihaylo delivered to Inter-Tel an advance notice of business, and an advance notice of director nominations (such notices, the "Bylaw Advance Notices"), to be brought before the Annual Meeting. In the Bylaw Advance Notices, Mr. Mihaylo informed Inter-Tel that he intended (1) to nominate a slate of three directors (including himself) for election at the Annual Meeting (the "Director Nominations") and (2) to introduce at the Annual Meeting several resolutions to be submitted to the vote of the shareholders (the "Shareholder Proposals"). The Shareholder Proposals include a resolution urging the Inter-Tel Board to arrange for the prompt sale of Inter-Tel to the highest bidder and resolutions to repeal recent amendments to Inter-Tel's bylaws that could have the effect of discouraging offers to acquire Inter-Tel . Mr. Mihaylo delivered to Inter-Tel the Bylaw Advance Notices in order to preserve his ability to communicate directly with Inter-Tel's shareholders and to solicit their support for his proposal to seek a prompt sale of Inter-Tel.

         The Shareholder Proposals and the respective reasons therefor are set forth below:

        Proposal 1:       RESOLVED, that the shareholders of Inter-Tel,
        ----------        Incorporated ("Inter-Tel") urge the Inter-Tel Board of
                          Directors to arrange for the prompt sale of Inter-Tel to the highest bidder.

                          The reason for proposal 1 (the "Sell the Company Resolution" proposal) is to give all shareholders the opportunity to send a message to the Inter-Tel Board that the shareholders support the sale of Inter-Tel to the highest bidder.

        Proposal 2:       RESOLVED, that the amendments to Section 2.5 ("Special
        ----------        Meetings of Shareholders") of the Bylaws of Inter-Tel,
                          Incorporated adopted by the Board of Directors on February 21, 2006 relating to the calling of a special meeting of shareholders for the purpose of considering any action to directly or indirectly facilitate a "business combination" are hereby repealed.

        Proposal 3:       RESOLVED, that Section 2.12 ("Advance Notice of
        ----------        Shareholder Business") of the Bylaws of Inter-Tel,
                          Incorporated adopted by the Board of Directors on March 29, 2006 is hereby repealed in its entirety.

        Proposal 4:       RESOLVED, that Section 2.13 ("Advance Notice of
        ----------        Director Nominations") of the Bylaws of Inter-Tel,
                          Incorporated adopted by the Board of Directors on March 29, 2006 is hereby repealed in its entirety.

                          The reason for proposals 2, 3 and 4 (collectively, the "Repeal the Bylaw Amendments Resolutions") is to give all shareholders the opportunity to repeal the amendments to Section 2.5 and to repeal in their entireties Sections 2.12 and 2.13 of the Inter-Tel Bylaws recently adopted by the Board of Directors. The recent amendments to Section 2.5 and the adoption of Sections 2.12 and 2.13 of the Bylaws could have the effect of discouraging offers to acquire Inter-Tel. Together with the Sell the Company Resolution, the Repeal the Bylaw Amendments Resolutions would send a strong message to the Inter-Tel Board that the shareholders support the sale of Inter-Tel to the highest bidder and that the Board of Directors should not adopt amendments to the Bylaws that could discourage offers to acquire Inter-Tel.

        Proposal 5:       RESOLVED, that the Bylaws of Inter-Tel, Incorporated
        ----------        are hereby amended to require the unanimous vote of
                          all members of the Board of Directors in order to adopt any amendment to the Bylaws that could have an anti-takeover effect, including, without limitation, any advance notice requirements for the election of directors or the conduct of business at shareholder meetings or any change in the ability of shareholders to call a special meeting of shareholders.

                          The reason for proposal 5 (the "Unanimous Vote Resolution") is to prevent the Inter-Tel Board from amending the Bylaws after the Annual Meeting to create new obstacles to the sale of Inter-Tel to the highest bidder or overturning the vote of the shareholders on the Repeal the Bylaw Amendments Resolutions without the unanimous vote of all members of the Inter-Tel Board. If any of the director nominees proposed by Mr. Mihaylo are elected at the Annual Meeting, then the Inter-Tel Board may not be able to obtain a unanimous vote on any such amendments, although the result of any such vote would depend upon the exercise of each such director's fiduciary duty at the time of the vote. Based upon the number of shares that Mr. Mihaylo beneficially owns and cumulative voting under Arizona law, Mr. Mihaylo will be able to elect at least one director at the Annual Meeting.

        Proposal 6:       RESOLVED, that each and every provision of the Bylaws
        ----------        of Inter-Tel, Incorporated adopted by the Board of
                          Directors after March 29, 2006, and prior to the adoption of this resolution is hereby repealed.

                          The reason for proposal 6 (the "No Amendments Resolution") is to prevent the Inter-Tel Board from taking actions to amend the Bylaws to attempt to nullify or delay the actions to be taken by the shareholders at the Annual Meeting or to create new obstacles to the sale of Inter-Tel to the highest bidder. According to publicly available information, the most recent amendments to the Bylaws were adopted on March 29, 2006 and no amendments subsequent to that date have been publicly disclosed. If the Inter-Tel Board has adopted any amendments to the Bylaws since March 29, 2006, or adopts any amendments to the Bylaws prior the Annual Meeting, the No Amendments Resolution would repeal all such amendments.

         MacKenzie Partners, Inc. ("MacKenzie") has been retained to assist in the proxy solicitation, and Sitrick And Company Inc. ("Sitrick") has been retained to provide public relations services.

         On April 10, 2006, Mr. Mihaylo sent a letter (the "April 10 Letter") to the Inter-Tel Board to reaffirm his interest in meeting with the Inter-Tel Board or its advisors to discuss a possible all-cash acquisition of Inter-Tel led by Mr. Mihaylo, as expressed in the April 3 Letter. A copy of the April 10 Letter is filed as Exhibit 2 hereto and is incorporated herein by this reference.

         Also on April 10, 2006, Mr. Mihaylo issued a press release announcing that he had sent to the Inter-Tel Board the April 3 Letter and the April 10 Letter, and setting forth the text of the letters, and that he had delivered to Inter-Tel the Bylaw Advance Notices. A copy of the press release is filed as
Exhibit 3 hereto and is incorporated herein by this reference.

         Mr. Mihaylo plans to file with the SEC, and mail to Inter-Tel's shareholders, a proxy statement in connection with the Director Nominations and The Shareholder Proposals. The proxy statement will include information with respect to any other participants in the solicitation and a description of the direct and indirect interests of Mr. Mihaylo and any other participants in the solicitation. Investors are urged to read the proxy statement and any other relevant documents when they become available because they will contain important information. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that Mr. Mihaylo files with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain a copy of the proxy statement (when available) from Mr. Mihaylo free of charge by contacting Mr. Mihaylo's proxy solicitor:
MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, Tel:
212-929-5500, Fax: 212-929-0308, email: proxy@mackenziepartners.com."

                                    * * * * *

         Also on April 10, 2006, as stated in the Schedule 13D Amendment, Mr. Mihaylo issued a press release announcing that he had sent to the Inter-Tel Board the April 3 Letter and the April 10 Letter, and setting forth the text of the letters, and that he had delivered to Inter-Tel the Bylaw Advance Notices. The text of the press release, including the text of the April 3 Letter and the April 10 Letter, is set forth below because such information could be viewed as soliciting material under Regulation 14A of the Exchange Act:





FOR IMMEDIATE RELEASE:                                CONTACT:
                                                      Michael Sitrick
                                                      Terry Fahn
                                                      Sitrick And Company, Inc.
                                                      (310) 788-2850
                                                      Mike_Sitrick@sitrick.com





         INTER-TEL FOUNDER AND FORMER CHIEF EXECUTIVE STEVEN G. MIHAYLO
           INTERESTED IN MAKING AN ALL-CASH ACQUISITION OF INTER-TEL

   Notifies the Company of Intention to Wage a Proxy Contest at Annual Meeting

TEMPE, AZ - April 10, 2006 -Steven G. Mihaylo, the founder, former Chairman and Chief Executive Officer and largest shareholder of Inter-Tel, Incorporated (NasdaqNM: INTL), has requested that the Inter-Tel Board of Directors meet with him to discuss a possible all-cash acquisition of the Company led by Mr. Mihaylo.

Mr. Mihaylo's request to meet with the Inter-Tel Board was made in a call on Friday March 31, 2006 and in letters to the Inter-Tel Board dated April 3 and April 10, 2006. The letters were filed today with the Securities and Exchange Commission (the "SEC") in an Amendment to the Schedule 13D that Mr. Mihaylo filed with the SEC on March 6, 2006.

In his April 3rd letter, Mr. Mihaylo stated, "I am discussing a possible arrangement between myself and Vector Capital . . . We have been meeting to discuss the possibility of together pursuing an acquisition of the Company and the manner in which that might best be effected," he wrote. "Together, we believe that the best path forward for both ourselves and the Company's shareholders is to work with you to negotiate an all-cash acquisition of the Company."

The letter continued: "I take tremendous pride in the Company's accomplishments to date, and feel deep personal gratitude toward the devoted employees, dealers and customers that have supported the Company over the years. I am deeply concerned, however, with the Company's ability to quickly and efficiently complete the critical transition of its business from a circuit-switched model to a converged, IP-centric model in an increasingly competitive marketplace. This challenge is exacerbated by the costs and distractions associated with maintaining the Company's publicly-traded status. I believe that the Company's current shareholders will face many quarters, if not years, of volatility and uncertainty during this transition."

"Vector and I are prepared to take on the risk associated with the transition of the business and, at the same time, pay the other existing shareholders a meaningful premium for their shares. Our strong preference is to work cooperatively with the Board in this process and to immediately commence an expedited and limited due diligence process. Although we may elect to proceed even without the Board's cooperation, we anticipate that such cooperation and access would result in a process that is mutually beneficial and would enable us to pay the best price to the Company's shareholders.

"We believe that a sale of the Company at this time will maximize value for the Company's shareholders and relieve them of the significant operational and market risks that they would otherwise face going forward. As the Company's founder and single largest shareholder, I strongly believe that our acquisition of the Company is the best path for the Company during this critical, but risky, transitional phase."

On Friday, April 7, 2006, Mr. Mihaylo also notified the Inter-Tel Board of Directors that he intends to appear at Inter-Tel's May 31, 2006 Annual Meeting of Shareholders in person or by proxy to, among other things, (i) nominate a slate of three directors (including himself) for election at the Annual Meeting; and (ii) introduce at the Annual Meeting several resolutions to be submitted to the vote of the shareholders, including a resolution urging the Inter-Tel Board to arrange for the prompt sale of the Company to the highest bidder and resolutions to repeal recently adopted amendments to the Company's bylaws that could have the effect of discouraging offers to acquire the Company.

In his April 10th letter, Mr. Mihaylo reaffirmed his interest in meeting with the Inter-Tel Board of Directors to explore the possible acquisition of the Company. In that letter he stated, "I continue to believe that the best path forward for the Company's shareholders is for you to work with me cooperatively to negotiate an all-cash acquisition of the Company by me, or a higher bidder, and I remain interested in meeting with the Company's advisors to discuss such a transaction."

The letter continued, "I believe that a cooperative process, which would enable me and my financing sources to gain access to expedited and limited due diligence, would result in a proposal that is mutually beneficial and could enable us to offer significantly more value to the Company's shareholders than one without such access. To expedite this process, I am prepared to sign a confidentiality agreement containing reasonable provisions, but one which would not inhibit or preclude my ability to make an offer directly to the Company or its shareholders or to conduct my proxy solicitation."

The text of the April 3rd and April 10th letters is set forth below.

                                Steven G. Mihaylo
                                 P.O. Box 19790
                               Reno, Nevada 89511


                                                 April 3, 2006



VIA EMAIL AND OVERNIGHT COURIER
-------------------------------

Board of Directors of Inter-Tel, Incorporated
c/o Alex Cappello, Chairman
1615 South 52nd Street
Tempe, Arizona 85281

Dear Members of the Board of Directors:

         As indicated in the Schedule 13D that I filed on March 6, 2006, I have been exploring various alternatives with respect to my ownership stake in Inter-Tel, Incorporated (the "Company"). In that connection, I am discussing a possible arrangement between myself and Vector Capital Corporation (together with its affiliates, "Vector"), a technology-focused private equity fund with substantial experience investing in and acquiring technology companies. We have been meeting to discuss the possibility of together pursuing an acquisition of the Company and the manner in which that might best be effected. Together, we believe that the best path forward for both ourselves and the Company's shareholders is to work with you to negotiate an all-cash acquisition of the Company. We are writing to propose a meeting with the Company's Board of Directors to discuss such a transaction.

         I take tremendous pride in the Company's accomplishments to date, and feel deep personal gratitude toward the devoted employees, dealers and customers that have supported the Company over the years. I am deeply concerned, however, with the Company's ability to quickly and efficiently complete the critical transition of its business from a circuit-switched model to a converged, IP-centric model in an increasingly competitive marketplace. This challenge is exacerbated by the costs and distractions associated with maintaining the Company's publicly-traded status. I believe that the Company's current shareholders will face many quarters, if not years, of volatility and uncertainty during this transition.

         Vector and I are prepared to take on the risk associated with the transition of the business and, at the same time, pay the other existing shareholders a meaningful premium for their shares. Our strong preference is to work cooperatively with the Board in this process and to immediately commence an expedited and limited due diligence process. Although we may elect to proceed even without the Board's cooperation, we anticipate that such cooperation and access would result in a process that is mutually beneficial and would enable us to pay the best price to the Company's shareholders.

         We believe that a sale of the Company at this time will maximize value for the Company's shareholders and relieve them of the significant operational and market risks that they would otherwise face going forward. As the Company's founder and single largest shareholder, I strongly believe that our acquisition of the Company is the best path for the Company during this critical, but risky, transitional phase.

         We are eager to complete a transaction with the Company and look forward to hearing from you soon. In light of your recent Form 8-K filing regarding advance notice provisions that have been added to the Company's bylaws, it is important that I hear back from you by 5:00 p.m., Pacific time, on Wednesday, April 5. I can be reached at 775-338-4699 or at 602-738-9611 or by email at stevemihaylo@cox.net or stevemihaylo@yahoo.com.

Sincerely,

/s/ Steven G. Mihaylo

Steven G. Mihaylo


cc:      Vector Capital Corporation (via email)
         Stephen M. Wurzberg  (via email)
         Robert G. Day  (via email)

                                Steven G. Mihaylo
                                 P.O. Box 19790
                               Reno, Nevada 89511


                                                April 10, 2006


VIA EMAIL AND OVERNIGHT COURIER
-------------------------------

Board of Directors of Inter-Tel, Incorporated
c/o Alex Cappello, Chairman
1615 South 52nd Street
Tempe, Arizona 85281

Dear Members of the Board of Directors:

         I am writing to reaffirm my interest in meeting with the Board of Directors of Inter-Tel, Incorporated (the "Company"), or its advisors to discuss a possible going-private transaction with the Company led by me, as expressed in my April 3, 2006 letter to you.

         As you are aware, on Friday, April 7, 2006, as necessitated by the advance notice bylaw provisions that you adopted on March 29, 2006, I delivered to the Company an advance notice of business and an advance notice of director nominations to be brought before the Annual Meeting of Shareholders scheduled for May 31, 2006. In those notices, I stated, among other things, that I intended (i) to nominate a slate of three directors (including myself) for election at the Annual Meeting and (ii) to introduce at the Annual Meeting several resolutions to be submitted to the vote of the shareholders, including a resolution urging the Company's Board of Directors to arrange for the prompt sale of the Company to the highest bidder. I took this action in order to preserve my ability to communicate directly with the Company's shareholders and to solicit their support for my proposal to seek a prompt sale of the Company.

         I continue to believe that the best path forward for the Company's shareholders is for you to work with me cooperatively to negotiate an all-cash acquisition of the Company by me, or a higher bidder, and I remain interested in meeting with the Company's advisors to discuss such a transaction. I believe that a cooperative process, which would enable me and my financing sources to gain access to expedited and limited due diligence, would result in a proposal that is mutually beneficial and could enable us to offer significantly more value to the Company's shareholders than one without such access. To expedite this process, I am prepared to sign a confidentiality agreement containing reasonable provisions, but one which would not inhibit or preclude my ability to make an offer directly to the Company or its shareholders or to conduct my proxy solicitation.

         I look forward to hearing from you soon.

Sincerely,

/s/ Steven G. Mihaylo

Steven G. Mihaylo


cc:      Stephen M. Wurzberg  (via email)
         Robert G. Day  (via email)

Mr. Mihaylo plans to file with the SEC, and mail to Inter-Tel's shareholders, a proxy statement in connection with the director nominations and the shareholder proposals. The proxy statement will include information with respect to any other participants in the solicitation and a description of the direct and indirect interests of Mr. Mihaylo and any other participants in the solicitation. Investors are urged to read the proxy statement and any other relevant documents when they become available because they will contain important information. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that Mr. Mihaylo files with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain a copy of the proxy statement (when available) from Mr. Mihaylo free of charge by contacting Mr. Mihaylo's proxy solicitor:
MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, Tel:
212-929-5500, Fax: 212-929-0308, email: proxy@mackenziepartners.com.

                                    * * * * *